December 1, 2023
Private & Confidential
Miriam Murphy
[***]
Dear Miriam,

Congratulations, we would like to offer you the position of President, Europe, reporting to Patrick Zammit. This offer is subject to satisfactory references and relevant background checks, including ID and DBS checks.
Please find enclosed your contract of employment. An electronic version of this agreement will follow for your completion along with:
•Personal Details Form
•Nomination Form
•P45/Starter Checklist

Please liaise with Beth Simonetti, CHRO, regarding the details of your first day of employment.
Finally, I would like to take this opportunity to welcome you to the Company and wish you every success in your new role. Should you have any queries regarding any aspect of your employment here, please do not hesitate to contact me.
Yours sincerely,

/s/ Beth Simonetti

Beth Simonetti
EVP and Chief Human Resources Officer

December 1, 2023
Private & Confidential
Miriam Murphy
[***]

Dear Miriam,

TERMS AND CONDITIONS OF EMPLOYMENT (“Agreement”)
This Agreement sets out the principal terms and conditions applying to your employment with TD SYNNEX UK Acquisition Limited (''the Company'', “we”), including all particulars required to be given to you in writing by section 1 of the Employment Rights Act 1996. This document constitutes your contract of employment.

1.Job Title and Place of Work
You will be employed as President, Europe, reporting to Patrick Zammit.

Your primary base location is home based, although you may be required to work at another location within the UK or abroad as the Company may require from time to time.
You will not be required to work outside the UK for any continuous period of more than one month.

You will be expected to carry out such duties for the Company (and/or any company within the TD SYNNEX Group (the “Group”)) as are consistent with your position as the Company may from time to time reasonably require. You will devote the whole of your time, attention and abilities to our business and the business of any Group Company of which you are an officer. The precise description and nature of your job may be varied from time to time and you may be required to carry out other duties as necessary to meet business needs.

2.Start Date

Your appointment will commence on or before April 1, 2024 (the “Start Date”).
No employment with a previous employer counts towards your period of continuous employment with us.

Furthermore, prior to the Start Date, you hereby confirm that you are not in breach of any restriction or agreement or have any direct or indirect interest that conflict, or possibly may conflict, in commencing work for the Company.

3.Salary and Expenses
Your basic salary will be £525,000 per annum which shall accrue from Monday to Friday at a rate of 1/260 of your annual salary. This daily rate shall be used if we have to calculate a day's pay, for example, if you take any unpaid leave, which is not subject to any specific method of calculation set out elsewhere in this contract. Your salary will be paid by credit transfer into a bank or building society of your choice on the 28th of the month, (or the last working day before, if the 28th is a non-working day), for that calendar month.

Please note that if your start date is on or around the 14th of the month your first salary will be received in the following month.
The Company shall reimburse you in respect of all expenses reasonably incurred in the proper performance of your duties, subject to you providing such receipts or other evidence that the Company may require. This will include reimbursement for annual tax preparation by a firm of your choice, for up to £10,000 for calendar year 2024 and up to £7,000 per annum, following.

You authorise the Company to deduct from your salary any sums due from you to the Company during your employment or on the termination of your employment including but not limited to any overpayment of salary, holiday taken in excess of that accrued during the holiday year, car parking fines, overpayment of expenses, loans, advances, and the cost of repairing any damage or loss to Company property (including access cards) caused by you (and of recovering the same) and any other sums owed by you to us.
We will review your basic salary annually, but you have no entitlement to a salary increase in any year. Any variations to your remuneration package, including but not limited to, basic salary, incentives, bonuses, commission, benefits and any other incentive payments, will only be effective once confirmed in writing by HR. You will only be entitled to be considered for any bonus or incentive payment so long as you have not served or been served with notice (for any reason) or your employment has not terminated before the payment of any bonus or incentive payment.

4.Management Incentive Plan (MIP)

Whilst in the position of President, Europe you are eligible to participate in the Management Incentive Plan (MIP). Your On Target Bonus will be £525,000 per annum, payable annually in arrears. In your first year, 50% of your pro-rated annual on-target bonus will be guaranteed and paid out in December 2024. The specific scheme rules can be accessed via the intranet.

The Company reserves the right to review and/or vary the terms and conditions, commission rates and targets set out in the Scheme (and/or to withdraw the scheme completely) at its absolute discretion. You will be advised of any material changes to the Scheme at the earliest practicable opportunity.

Your entitlement to participate in the Management Incentive Plan shall cease upon termination of your employment and any part payment that may be due will be calculated and paid as per the commission scheme rules.

Award of an incentive payment in one year shall not entitle you to payment in subsequent years.

5.Signing Bonus
You will receive a one-time cash sign-on bonus in the amount of £525,000 (the “Signing Bonus”), which will be paid to you no later than 30 days following the Start Date. You must be employed by the Company at the time of payment of the Signing Bonus in order to receive the Signing Bonus. The Signing Bonus shall be subject to deductions and tax withholdings as required by law.

If prior to the 12-month anniversary of the Start Date, your employment is terminated for any reason other than (i)by the Company without Cause, (ii)death, (iii) disability then you agree to repay to the Company the gross amount of the signing bonus that you received within 30 days of your Date of Termination.

6.Car Allowance
Provided that you hold a current full driving licence, whilst in the position of President, Europe you will be provided with a car allowance of £12,000 per annum. This will be paid in equal monthly instalments directly into your bank account at the end of each month (less deductions for tax and National Insurance). Car Allowance shall not be treated as salary for any purpose and shall not be pensionable.

As a recipient of a Car Allowance you are responsible to adhere to the terms of the Driving for Business Policy (policy enclosed). You must inform the Company immediately if you are disqualified from driving as your entitlement to receive the car allowance will cease during any period of disqualification. Furthermore, if the loss of your licence materially impacts on your ability to carry out your duties the Company reserves the right to terminate your employment. Depending on the circumstances this may, or may not be with notice.

The Company will review the terms and conditions of the Driving For Business Policy from time to time. The Company reserves the right to remove the Car Allowance should it be no longer applicable to your role and any changes to this will be confirmed in writing.

7.Hours of Work

Your normal working week is 37.5 hours Monday to Friday with a one-hour lunch break each day and are variable between the hours of 8:30am and 6pm in line with the needs of the business and line manager agreement. However, you may, on occasion, be required to work reasonable additional hours, either when requested to do so and/or for the proper performance of duties.

Your overall compensation package takes into account the need for reasonable additional hours to meet your workload as required. There is no entitlement to overtime during the normal course of your employment, however Time off in Lieu may granted at the discretion of your Line Manager.

You shall devote the whole of your time, attention, ability and skills to your employment with the Company and as such, you should not be engaged in any capacity, by any other party or undertaking whatsoever without the prior written consent of the Company. If such consent is given you must provide the Company with the number of hours worked for any other employer each week. Consent may be withdrawn should any secondary activity impact your ability to fulfill your role or raise concerns over health and wellbeing.

The Working Time Regulations 1998, state your average working time should not exceed 48 hours for each seven day period in any reference period. By signing this Agreement you agree that this limit on your working hours will not apply to you, however, you may withdraw your agreement to opting out of this limit by giving the Company three months’ notice in writing.

8.Holidays

On joining, co-workers are entitled to 25 days’ paid holiday per year in addition to bank and public holidays (pro rated for part time co-workers). Entitlement increases in line with the following years of service:
Length of Continuous Service Holiday Entitlement

2 years’ service	26 days
4 years’ service	27 days
6 years’ service	28 days
8 years’ service	29 days
10 years’ service	30 days

The Company’s holiday year runs from 1st December to 30th November and any incremental holiday will apply from the start of the next holiday year.

All holiday accrued should be taken in the current holiday year. You may not carry any unused holiday entitlement forward to a subsequent holiday year unless approved in line with the Holiday Policy.

If you have accrued holiday owing to you, the Company may at its absolute discretion, require you to take the outstanding holiday during any notice period or make a payment in lieu. We shall not pay you in lieu of untaken holiday except on termination of employment. The amount of such payment in lieu shall be 1/260th of your full-time equivalent salary for each untaken day of your entitlement.

All holiday dates must be agreed in advance with your manager, taking into account the needs of your department and immediate colleagues. The Company may refuse to allow you to take holiday in circumstances where it would significantly impact the operational impact of the business.

9.Absence and Other Paid Leave
If you are absent from work due to sickness, you should ensure that you follow Company policy, (which may vary according to which site you are employed) and personally notify your manager in the first instance, or a member of the HR team before your start time on the first day of absence from work unless you are prevented from doing so by illness.

Subject to the remainder of this clause, during any period of absence from work due to sickness or injury you may be entitled to Company Sick Pay (CSP) as follows:

Length of Continuous Service	Duration of Sickness Payment
From 6 months Up to 1 year	2 weeks’ basic pay
1 year but less than 2 years	4 weeks’ basic pay
2 years but less than 4 years	8 weeks’ basic pay
4 years and more	13 weeks’ basic pay

The benefits as set out above run for a rolling twelve (12) month period starting with the first day of your sickness absence and subject to the requirements set out in this clause. The Company may also deduct from these payments the amount of any statutory benefits you may be entitled to receive.

The Company is required to pay Statutory Sick Pay (SSP) for up to 28 weeks a year to any eligible employee who has complied with the relevant statutory and contractual rules relating to sickness absence and notification. Upon exhaustion of CSP, SSP will automatically take effect and your pay will be adjusted accordingly, subject to SSP rules. Benefits for periods in excess of this can be claimed direct from the Department for Work and Pensions.

Any payment of CSP to you shall be inclusive of any SSP and any or other benefits to which you may be entitled, whether or not claimed.

Payment of CSP and/or SSP is conditional upon you complying with the Company Absence Policy, including the requirement to provide a ‘fit note’ signed by a medical practitioner. A copy of the Company Absence Policy is available on the company intranet. The Company reserves the right at its sole discretion to change this policy from time to time as it sees fit.

The Company may, at its expense, require you to submit to such medical examinations and tests by doctor(s) nominated by the Company and you hereby authorise such doctor(s) to disclose to and discuss with the Company and its medical advisors the results of such examinations and tests.
Any entitlement to CSP or Permanent Health Insurance shall not limit or prevent the Company from exercising its right to terminate employment in accordance with the Company’s Absence Policy.
You may also be eligible to take the following types of paid leave, subject to any statutory eligibility requirements or conditions and the Company's rules applicable to each type of leave in force from time to time:
(a)maternity leave
(b)paternity leave
(c)adoption leave
(d)shared parental leave
(e)parental bereavement leave
(f)dependants leave
(g)emergency services volunteer leave

Further details of such leave and your pay during such leave are available on the company intranet.

We may replace, amend or withdraw the Company's policy on any of the above types of leave at any time.
10.Pension

You may join the Company pension scheme (Scheme) (or such other registered pension scheme as we may set up to replace the Scheme) subject to satisfying certain eligibility criteria and subject to the rules of the Scheme as amended from time immediately upon joining. If you have not elected to join the pension scheme within 3 months and meet the automatic enrolment qualifying criteria, under legislation you will be automatically enrolled into the pension scheme via salary sacrifice (the Company default method).

If you opt into the pension scheme before that date the company will match your contributions up to 5% once joined.
You are able to opt out of both the auto enrolment pension scheme and payment by salary sacrifice should you wish.

When you start employment, you will provided with information about the salary sacrifice arrangements.

You pay	TD SYNNEX pays
5%	5%
Over 5%	5%

11.Health Schemes
Your entitlement to cover under each of the insured schemes referred to below, is subject to the terms and conditions of the relevant scheme and to the insurer of the relevant scheme paying out under it. The Company reserves the right to vary, replace or cease to provide any of the schemes at its absolute discretion at any time. The Company shall not have any liability to pay any benefit to you under the schemes unless and until it receives payment of the benefit from the insurer under the scheme. The provisions of any insurance scheme does not in any way prevent the Company from lawfully terminating your employment in accordance with the relevant policy even if to do so would deprive you of membership or cover under any such scheme.

11.1.Company Health Cover
Once you start your employment you will be eligible to be registered for the company’s Health Cash Plan and family private healthcare under a recognised Company health care scheme, the annual premium payments for which the Company will pay. You may elect to register for both schemes but you will be required to pay an annual premium for the Health Cash Plan if you do so. Should you opt for the standard private healthcare option you may, at your own cost and subject to the rules of the scheme currently in operation, register your dependants for the same insurance cover at the group subscription rates enjoyed by the Company. Full details of both schemes will be provided when you take up this appointment.

11.2.Income Protection
Income Protection is an employee benefit that protects your income in the event of a serious long-term sickness. You will be entitled to make a claim to be determined by the third party insurer subject to the conditions of the relevant policy in force from time to time. If your claim is successful the benefit will be payable after twenty-six weeks of continuous sickness

This benefit is currently equivalent up to seventy-five percent of your basic annual salary less any long term disability benefits paid by the Department for Work and Pensions and up to the age of 65.

11.3.Death in Service Benefit
Whilst employed with the Company you are entitled to a death in service benefit of four times your basic annual salary, subject to the conditions of the policy.

12.Grievance Procedure
In the event that you have a grievance, you should initially raise the matter in accordance with the Company’s grievance procedure, a copy of which is available on the Intranet. Your right of appeal is set out in the policy. The Company’s grievance procedure does not form part of your contract of employment. The Company reserves the right not to follow any part of the grievance procedure where it considers it appropriate not to do so (for example, if you leave employment after lodging a grievance).

13.Disciplinary Procedure and Suspension

The Company’s disciplinary procedure specifies the Company’s standards of conduct and performance and in particular, indicates the types of misconduct that may give rise to disciplinary action. A copy of the policy is available on the Intranet. Your right of appeal is set out in the policy. You are responsible for ensuring that you are familiar with it. If you have any questions concerning the procedure, please contact the HR department.

The Company’s disciplinary procedure does not form part of your contract of employment. The Company reserves the right not to follow any part of the disciplinary procedure where it considers it appropriate not to do so (for example, where you have less than two years’ service).
The Company may suspend you from your duties on full pay to allow the Company to investigate any complaint made against you in relation to your employment with the Company or for so long as is otherwise reasonable while any disciplinary procedure against you is outstanding. The Company may exclude you from your place of work or any of the Company or any Group Company's premises and may require you not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company any Group Company.

You will continue to be bound by all obligations owed to the Company under this Agreement and you shall ensure that you inform your manager how you can be contacted during each working day.

14.Confidentiality
You acknowledge that in the course of your employment you will have access to information (whether or not recorded in documentary form, or stored on any memory device) which is not in the public domain relating to the business, products, affairs and finances of the Company and any Group Company for the time being confidential to the Company and any Group Company and trade secrets including, without limitation, technical data and know-how relating to the business of the Company and any Group Company or any of its or their business contacts, including in particular (“Confidential Information”). You therefore agree to accept the restrictions below:

You shall not (except in the proper course of your duties, with express consent of the Company, or where such information is already in the public domain), either during your employment or at any time after termination (however arising):
(a)divulge or communicate to any person, company, business entity or other organisation;

(b)use for your own purposes for any purposes other than those of the Company or any Group Company; or

(c)through any failure to exercise due care and diligence, permit or cause any unauthorised disclosure of any Confidential Information, provided that these restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through an unauthorised disclosure by you or any other person.

This shall not apply to any protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.

15.Intellectual Property

You agree that all records, documents (including any drafts), inventions, patents, utility models, designs (both registered or unregistered), database rights, copyright and related rights, and trade marks (both registered and unregistered) , photographs, computer software and any other literary or pictorial works and any other intellectual property related rights which you create or acquire in the course of your employment, or which are made or acquired by co-workers and consultants of the Company in the course of their employment or engagement (“the Works”) and which come to your attention, shall, together with all the worldwide right title and interest in all the Works, be and at all times remain the absolute property of the Company.

If, during the course of your employment you make, whether alone or jointly with any other person(s), any Intellectual Property which relates to or is useful in connection with the business of the Company, you shall disclose it to the Company immediately together with all relevant details, whether or not they are recorded in a material form and whether or not made, originated or developed during normal working hours.

All documents (in any media), provided for your use by the Company, and any data or documents (including copies) produced, maintained or stored on the Company’s computer systems or other electronic equipment (including mobile phones), remain the property of the Company at all times.

You irrevocably waive any and all such moral rights under Chapter IV of the Copyright, Designs and Patents Act 1988 together with all similar and analogous rights in other territories to the extent permissible under the relevant legislation in the relevant territory and you agree not to institute, support, maintain, or permit any action or claim to the effect that any treatment, exploitation or use of such work infringes such rights.

16.Other Restrictions

16.1.The definitions and rules of interpretation in this clause apply in this agreement.
Capacity: as agent, consultant, director, employee, worker, owner, partner or shareholder.
Group Company: the Company, its Subsidiaries or Holding Companies from time to time and any Subsidiary of any Holding Company from time to time.

Restricted Business: those parts of the Company or any Group Company's business with which you were involved to a material extent in the 12 months before Termination.

Restricted Customer: any firm, company or person who, during the 12 months before Termination, was a customer or prospective customer of or in the habit of dealing with the Company or any Group Company with whom you had material contact or about whom you became aware or informed in the course of your employment.

Restricted Person: anyone employed or engaged by us or any Group Company who could materially damage the Company or any Group Company's interests if they were involved in any Capacity in any business concern which competes with any Restricted Business and with whom you had material dealings in the 12 months before Termination in the course of your employment.

Restricted Supplier: any firm, company or person who, during the 12 months before Termination, was a supplier or prospective supplier of or in the habit of providing supplies to the Company or any Group Company with whom you had material contact in the course of your employment

Restricted Territory: the geographical areas in which the Company and any Group Company carries out business.
Subsidiary and Holding Company: in relation to a company mean "subsidiary" and "holding company" as defined in section 1159 of the Companies Act 2006.

Termination: the termination of your employment with us howsoever caused.

16.2.Specific Restrictions: In order to protect the Confidential Information and business connections of the Company and Group Company to which you have access as a result of your employment, you covenant that for a period of 12 months following the Termination of your employment you will not directly or indirectly in any Capacity on your own behalf or on behalf of, or in conjunction with, any firm, company or person:

(a)solicit or endeavour to entice away from the Company the business or custom of a Restricted Customer with a view to providing goods or services in competition with any Restricted Business;

(b)offer to employ or engage or otherwise endeavour to entice away from the Company any Restricted Person or in the course of any business concern which is in competition with any Restricted Business,

(c)employ or engage or otherwise facilitate the employment or engagement of any Restricted Person, whether or not such person would be in breach of contract as a result of such employment or engagement;

(d)be involved in the provision of goods or services to, (or otherwise have any business dealings with,) any Restricted Customer in the course of any business concern which is in competition with any Restricted Business,

(e)interfere or endeavour to interfere with the supply of goods and/or services by any Restricted Supplier to the Company or and Group Company,

(f)be involved in any Capacity with any business concern which is (or intends to be) in competition with any Restricted Business; or,

(g)at any time after Termination, represent yourself as connected with the Company any Group Company in any Capacity, other than as a former employee, or use any registered business names or trading names associated with the Company or any Group Company.

The period for which the restrictions apply shall be reduced by any period that you spend on Garden Leave immediately before Termination.

16.3.None of the restrictions stated above shall prevent you from:

(a)holding an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company, whether or not it is listed or dealt in on a recognised stock exchange; or

(b)being engaged or concerned in any business concern insofar as your duties or work shall relate solely to geographical areas where the business concern is not in competition with any Restricted Business; or

(c)being engaged or concerned in any business concern, provided that your duties or work shall relate solely to services or activities of a kind with which you were not concerned to a material extent in the 12 months before termination.
If during the course of this Agreement or before the expiry of the last of the covenants above, you receive an approach or offer to be involved in any Capacity in a business concern which competes with any part or parts of the Company or any Group Company's business with which you are or have been involved to a material extent during the Agreement, you shall notify the Company in writing of the fact of the approach or offer and the identity of the person making the approach or offer as soon as possible; and give the person making the offer a copy of this these Post Termination Restrictions within seven days of the offer being made.

These obligations are continuing obligations and shall apply if, at any time subsequent to the relevant approach or offer being made but before the expiry of the last of the covenants in this Clause 17, the business making the offer or approach so competes with the Company or any Group Company's business.

If, at any time during your employment, two or more Restricted Persons have left their employment, appointment or engagement with us to carry out services for a business concern which competes with, or is intended to compete with any Restricted Business, you will not at any time during the six months following the last date on which any of those Restricted Persons were employed or engaged by us, be employed or engaged in any way with that business concern.

Each of the restrictions in this Clause 17 is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective

17.Notice of Termination and Garden Leave

In the event you wish to terminate your employment, you are required to give the Company 6 months’ notice in writing.
Should the Company terminate your employment for any reason , other for the reasons listed below, you will be entitled to receive notice stated above.

The Company may terminate the Agreement with immediate effect without notice and with no liability to make any further payment to you (other than in respect of amounts accrued due at the date of termination) if you:

(a)are in breach of your obligations under the Company ethics or anti-corruption and bribery policy and related procedures;

(b)are in breach of your obligations under the Company anti-facilitation of tax evasion policy and related procedures;
(c)are guilty of any gross misconduct affecting Company business or the business of any Group Company;

(d)commit any serious or repeated breach or non-observance of any of the provisions of this agreement or refuse or neglect to comply with any reasonable and lawful directions, including but not limited to any repeated or serious failure to comply with any reasonable instructions or measures that we implement in response to an emergency or other critical situation;

(e)are, in the reasonable opinion of the Board, negligent and incompetent in the performance of your duties;
(f)are declared bankrupt or make any arrangement with or for the benefit of your creditors or have a county court administration order made against you under the County Court Act 1984;

(g)are convicted of any criminal offence (other than an offence under any road traffic legislation in the UK or elsewhere for which a fine or non-custodial penalty is imposed);
(h)are, in the opinion of a medical practitioner physically or mentally incapable of performing your duties and may remain so for more than three months and the medical practitioner has given a medical opinion to the Board to that effect; or

(i)are guilty of any fraud or dishonesty or act in any manner which in the Company’s reasonable opinion brings or is likely to bring you, the Company or any Group Company into disrepute or is materially adverse to the Company or any Group Company's interests;

Your employment may be terminated by the Company without notice or payment in lieu of notice by reason of your gross misconduct. Examples of gross misconduct are set out in the Company’s disciplinary procedure.

The Company may at any time and in its absolute discretion (whether or not any notice of termination has been given under this clause) terminate your employment in writing with immediate effect and make a payment in lieu of notice. This payment will comprise solely your basic salary (at the rate payable when this option is exercised) and shall not include any bonus, commission, pension contributions, holiday accrual or any other benefits and shall be subject to deductions for income tax and national insurance contributions as appropriate. You will not, under any circumstances, have any right to payment in lieu unless the Company has exercised its discretion to pay in lieu of notice.

Upon the termination of your employment by whatever means you shall immediately return to the Company all Confidential Information, intellectual property, your car (if applicable), all documents, computer media, software, credit cards, blackberry, mobile phone, access cards, keys and all other property belonging to or relating to the business of the Company which is in your possession or under your power or control and you must not retain copies of any of the above.

Following notice of termination, the Company may in its absolute discretion place you on ‘Garden Leave’ which means that you may not be required to carry out your normal duties and we may revoke any powers you hold on the Company’s behalf. We may require you not to attend Company, Group Company premises and/or external meetings and events. The Company may require you not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of ours or any Group Company.
During this period (“Garden Leave”) you shall continue to receive your basic salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement. You shall ensure your manager knows how you can be contacted during each working day and you will make yourself available (except where annual leave has been approved) should it be required to carry out specific activities and/or provide a handover. You remain our employee and will continue to be bound by all obligations (whether express or implied) under the terms of this Agreement or as an employee of the Company (including any implied duties of good faith and fidelity).

Any accrued but untaken holiday must be taken during this Garden Leave period.

18.Business Ethics
The Company is a member of the Group and abides at all times in its business dealings with the code of business ethics agreed within this Group. The code sets out standards for the ethical conduct of business and, in particular, prohibits any kind of other competitive business practices. This written code also sets down standards of conduct to be observed by co-workers including amongst other things, the Group’s requirements for the protection of confidential information, the management of press and public relations, the restriction of outside business interests, and the acceptance and giving of business gifts and other financial practices. You are required to adhere to the code at all times; failure to do so may give rise to disciplinary action.

19.Collective Agreements/Workforce Agreements

There are no collective agreements or workforce agreements applicable to you or which affect your terms of employment.

20.Data Protection

The Company will hold and process, both electronically and manually, personal data relating to you which is necessary for the performance of this contract and for other lawful processing reasons under data protection legislation as set out in the Workforce Data Privacy Notice.
Full details of the Company’s personal data processing activities are set out in the Company’s Workforce Data Privacy Notice. You hereby acknowledge that, by signing this contract, you agree to comply with the Company’s Workforce Data Privacy Notice.

You have an obligation to comply with the Company’s Data Protection Policies for the proper management of employee, client and customer data as amended from time to time. You hereby acknowledge that, by signing this contract, you have read and understood and will comply with the Company’s Data Protection Policy and other Employee Policies.

21.Contracts (Rights of Third Parties) Act 1999
Unless the right of enforcement is expressly granted, it is not intended that a third party should have the right to enforce the provisions of this contract pursuant to the Contracts (Rights of Third Parties) Act 1999.

22.Monitoring of IT Systems
The Company may monitor messages sent and received via the email, instant messenger (IM) and voicemail system to ensure that co-workers are complying with the Company’s IT and Communication policies copies of which are available on the intranet and policy central.

The Company reserves the right to retrieve the contents of messages for the purpose of monitoring whether the use of the email or IM system is in accordance with the Company’s best practice, for the purpose of investigation relating to misconduct or performance, for the purpose of monitoring whether use of the computer system is legitimate, to find lost messages or to retrieve messages lost due to computer failure, to assist in the investigations of wrongful acts or to comply with any legal obligation.
The contents of email, IM or voicemail so obtained by the Company in the proper exercise of these powers may be disclosed without your permission. You should be aware that the emails, IM’s or voicemails or any document created on the Company’s computer system, however confidential or damaging, may have to be disclosed in court or other proceedings. An email or IM which has been trashed or deleted can still be retrieved.

The Company further reserves and intends to exercise its right to monitor all use of the internet through its information technology systems and to record telephone calls for training purposes, to the extent authorised by law. For more details in relation to the processing of this data and the legitimate interests relied upon and please refer to the Workforce Privacy Policy.

23.Training

During your employment you must complete compulsory induction training as advised, any such training will be paid for by the Company. You are entitled to take part in various training courses which we may provide from time to time in-house. Specific details of what courses might be available can be found on the intranet

24.Change to your Terms of Employment
The Company reserves the right to make reasonable changes to any of your terms of employment from time to time; such changes may be made by way of a general notice applicable to all co-workers or by way of specific notice to you. Any such changes shall take effect immediately.

At least one month’s written notice will be given to you of any significant changes which may be given by way of an individual notice or a general notice to all co-workers. You will be deemed to have accepted such a change unless you notify the Company of any valid objection in writing before the expiry of the one-month period.

25.Personal Information and Miscellaneous
If you change your personal details or contact details at any time during the term of your employment, you agree to notify us in writing of any such change. Failure to notify the Company of a change in contact details could result in disciplinary action.

This Agreement contains the entire understanding between the parties and supersedes all previous agreements and arrangements, whether written or oral, (if any) relating to your employment by the Company (which shall be deemed to have been terminated by mutual consent).

If this Agreement is terminated at any time by reason of any reconstruction or amalgamation of the Company or any Group Company, whether by winding up or otherwise, and you are offered employment with any concern or undertaking involved in or resulting from the reconstruction or amalgamation on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this agreement, you shall have no claim against us or any such undertaking arising out of or connected with the termination.

26.Acceptance of Terms and Conditions
Please sign below to confirm that you have read, understood and agree to accept and be bound by the terms and conditions of this Agreement.

This Agreement together with any documents referred to in it constitutes the entire agreement and understanding between the parties and you agree that you have not been induced to enter into the Employment by and has not relied upon any Pre-Contractual Statement.

This Agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of England and Wales. Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this agreement or its subject matter or formation.

The parties do not intend the terms of this Agreement to be varied by implication due to any custom, practice, usage or course of dealings. No variation of this Agreement shall be effective unless agreed by both parties

This Agreement constitutes your written statement of terms of Employment provided in compliance with Part 1 of the Employment Rights Act 1996.

Signed by a duly authorised signatory of TD SYNNEX UK Acquisition Limited	Signed: /s/ Beth Simonetti …………………………………………. Print Name: Beth Simonetti Title: EVP, Chief Human Resources Officer
Signed by Miriam Murphy	Signed: /s/ Miriam Murphy …………………………………………. Print Name: Miriam Murphy